EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-72201, 333-94071, 333-68846, 333-73894, 333-76756, 333-102284, 333-105066, 333-115283, 333-124868, 333-140785, 333-148692, 333-157388, 333-159241, 333-164010, 333-172308, 333-174328, 333-178795, and 333-182235, all on Form S-8 of ISC8, Inc. (the “Company”), of our report dated December 23, 2013, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of ISC8, Inc. for the year ended September 30, 2013.  Our report dated December 23, 2013 relating to the consolidated financial statements includes an emphasis paragraph relating to uncertainty as to the company’s ability to continue as a going concern.

/s/     Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
December 23, 2013